Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 27, 2017 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Varian Medical Systems, Inc.’s Annual Report on Form 10-K for the year ended September 29, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 27, 2017